EXHIBIT 99.2

January 13, 2015

Board of Directors

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

To the Board of Directors:

Please accept this correspondence as formal notice of my resignation from the board of directors (the “Board”) of Halcón Resources Corporation, a Delaware corporation (the “Company”), including from my positions as a member of the Compensation Committee and Audit Committee of the Board, effective January 31, 2015, and of my intent not to stand for re-election to the Board.

My resignation and refusal to stand for re-election are solely due to personal reasons and are not due to a disagreement with the Company or any of its subsidiaries on any matters related to their operations, policies or practices.

I thank you for the opportunity to have served on the Board and wish the Board and the Company all the best in its future endeavors.

Sincerely,

/s/ Stephen P. Smiley
Stephen P. Smiley